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Exhibit 10.34

CONSULTING AGREEMENT

        This CONSULTING AGREEMENT ("Agreement") is made as of the 31st day of December, 2008 (the "Effective Date") by and between LEVEL 3 COMMUNICATIONS, LLC, a Delaware limited liability company ("Company"), whose address is 1025 Eldorado Boulevard, Broomfield, CO 80021 and HOBBS MANAGEMENT, LLC, a limited liability company ("Consultant"), whose address is 1845 Sugarloaf Club Drive, Duluth, GA, 30097. Company and Consultant hereby agree as follows:

1.
Services.    During the term of this Agreement, Consultant agrees to perform the following work and services: operations analysis and support, capital raising support, regulatory and government affairs support, market positioning and strategy, customer targeting, sales, mergers and acquisitions support, and any other activities related to his prior responsibilities with Company, requested by a President, Chief Operating Officer, or Chief Executive Officer, to be performed at such locations as are designated by Company ("Services"). The Services to be provided by Consultant to Company shall be performed by John N. Hobbs. Consultant shall be available to provide Company the Services under this Agreement for such time as reasonably requested by Company. As used in this Agreement, references to Consultant shall include all of Consultant's managers, officers, members and employees.

2.
Representations.    Consultant represents and warrants that the execution of this Agreement and the performance of Consultant's obligations hereunder shall not violate the terms of any other agreement or any rule, law, order or consent decree by which Consultant or John N. Hobbs is bound.

3.
Term.    Unless earlier terminated, the term of this Agreement shall be from the Effective Date to June 30, 2009, unless earlier terminated as provided herein.

4.
Consideration.    In consideration for Consultant's full and timely performance of the Services, Company shall pay Consultant the sum of Fifty Thousand Dollars ($50,000.00) per month, payable in arrears on the 1st day following each month of this Agreement.

5.
Expenses and Administrative Support.    Subject to the Company's travel and expense reimbursement policies, the Company shall reimburse Consultant for Consultant's reasonable expenses incurred in performing the Services. Company will provide Consultant with administrative support, to the extent it is necessary for the performance of Services. In addition, Consultant shall be allowed to continue the use of Company's computer during the term of this Agreement, but will not have access to Company's computer network. All expenses to be reimbursed shall be submitted directly to Thomas C. Stortz for payment.

6.
Independent Contractor.    Consultant and Company, expressly intending that no employment, partnership, or joint venture relationship is created by this Agreement, hereby agree as follows:

A.
Consultant shall act at all times as an independent contractor hereunder and is not an employee, partner, or co-venturer of, or in any other relationship with Company. The manner in which Consultant's services are rendered shall be within Consultant's sole control and discretion.

B.
Neither Consultant nor anyone employed by or acting for or on behalf of Consultant shall ever be construed as an employee of Company and Company shall not be liable for employment or withholding taxes or any benefits respecting Consultant or any employee of Consultant.

C.
Consultant shall determine when, where and how Consultant shall perform the Services.

  D.
  Consultant shall take all steps to ensure that Consultant and Consultant's employees (if any) are treated as independent contractors of Company.

  E.
  Consultant expressly acknowledges and agrees that except to the extent expressly provided in Sections 5 and 6 above, neither Consultant nor anyone employed by or acting for or on behalf of Consultant shall receive or be entitled to any consideration, compensation or benefits of any kind from Company, including without limitation, pension, stock options, profit sharing or similar plans or benefits, or accident, health, medical, life or disability insurance benefits or coverages.

  F.
  To the extent permitted by law, Consultant, for Consultant and for anyone claiming through Consultant, waives any and all rights to any consideration, compensation or benefits, except as expressly provided for herein.

7.
Indemnity.    Consultant shall indemnify and hold harmless Company and its officers, directors, agents and employees, from and against any and all claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorneys' fees) arising out of or relating to Consultant's execution of this Agreement, Consultant's performance of the Services, a breach of the Consultant's representations contained in this Agreement or any claim for withholding or other taxes that might arise or be imposed due to this Agreement or the performance of the Services, except to the extent such claim, demand, cause of action, loss, damage, cost and expense is caused solely by the negligent acts or failures to act of Company, its officers, directors, agents and employees, in which case Company shall indemnify and hold Consultant harmless from any and all claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorney fees) to the extent and in the same proportion as said loss or damage was caused by Company's (or its officers, directors, agents and employees') negligent acts or failures to act.

8.
Confidential Information.    All information and materials disclosed during the performance of this Agreement shall be subject to the Non-Disclosure Agreement dated December 15, 2008, executed by John N. Hobbs and the Company, which is incorporated herein and is considered a material part of this Agreement.

9.
Confidentiality of Agreement.    The terms of this Agreement, and the proposal of and discussions relating to this Agreement, are and shall remain confidential as between the parties, unless, and to the extent, disclosure is required by law or to secure advice from a legal or tax advisor.

10.
Standard of Conduct.    In rendering Services under this Agreement, Consultant shall conform to high professional standards of work and business ethics.

11.
Public Relations.    This Agreement shall not be construed as granting to Consultant any right to use any of Company or its affiliates' trademarks, service marks or trade names, or otherwise refer to Company in any marketing, promotional or advertising materials or activities. Without limiting the generality of the forgoing, Consultant shall not disclose (i) the terms and conditions of this Agreement, or (ii) the existence of the project or any contractual relationship between Company and Consultant, except as is reasonably necessary to perform the Services, or (iii) issue any publication or press release relating directly or indirectly to (i) or (ii) above; without Company's prior written consent.

12.
No-Solicitation / No Competition.    Consultant agrees, that for a period of 12 months from the Effective Date, it, or any of its employees, including John N. Hobbs as well as the Consultant's officers, directors, and managers, will not: (a) directly or indirectly, solicit the services of, induce away from employment with, or hire any employee of Company or its affiliates during their employment with Company and for a period of six months after they are no longer employed by Company, without Company's prior written consent; (b) solicit, directly or indirectly, for himself or on behalf of a third party any corporation, firm, or organization that is a customer of Company any business, service or product that the Company is providing said customer; (c) without the express written consent of the Chief Executive Officer of the Company, which consent will not be unreasonably withheld, directly or indirectly engage in, own, manage, be employed by, assist, loan money to, or promote any business, for any person or entity; or (d) directly or indirectly engage in, own, manage, be employed by, assist, loan money to, or promote any business, for any person or entity who or which is engaged in the same business of Company, offers for sale the same products or services of the Company, or otherwise is a Competitor of Company. Section 12(d) shall be limited to: (i) companies that include within their corporate structure competitive local exchange carrier(s) and/or incumbent local exchange carrier(s), which with affiliates have, for their most recent fiscal year, annual consolidated total communications revenue equal to or greater than $1 Billion; or (ii) providers of content delivery network services which with affiliates have, for their most recent fiscal year, consolidated total content delivery network revenues greater than $50 million; or (iii) international communication services providers which with affiliates have a presence in the United States and, with affiliates, have, for their most recent fiscal year, annual consolidated total revenue equal to or greater than $1Billion; or (iv) XO Holdings, Inc., Global Crossing Ltd., Qwest Communications International Inc., AT&T Inc., Sprint Nextel Corporation, Time Warner Telecom Inc., Verizon Communications Inc., Limelight Networks, Inc., Akamai Technologies Inc., PAETEC Holding Corp., Reliance Communications Venture Limited, including in each case their affiliates, successors and assigns.

13.
Conceptions.    Consultant acknowledges that Company is engaged in a continuous program of research, development and marketing in connection with its business and that, in the performance of the Services, Consultant may participate in and support such activities. To the extent that Consultant participates in or supports such activities on behalf of Company, Consultant hereby agrees to promptly disclose exclusively to Company all improvements, original works of authorship, process, computer programs, ideas, discoveries, techniques, data bases and trade secrets ("Conceptions"), whether or not patentable or copyrightable, that are made, conceived, first reduced to practice or created by Consultant, either alone or jointly with others. Consultant further agrees that all Conceptions that (a) are developed using equipment, supplies, facilities or trade secrets of Company, or (b) result from or are any way connected with the Services performed by Consultant, or (c) relate to the business or the actual or anticipated research or development of Company, including any "moral" rights under any copyright or other similar law, shall be the sole and exclusive property of, and are hereby automatically assigned to, Company. Consultant agrees to assist Company in obtaining and enforcing all rights and other legal protections for the Proprietary Information and the Conceptions and to execute any and all documents that Company may reasonably request in connection therewith. Consultant's agreement set forth in the preceding sentence shall continue throughout the period of five (5) years following the termination or expiration of this Agreement; however, Company agrees to pay Consultant reasonable consideration for time actually spent and sufficiently documented by Consultant for such assistance during such five (5) year period.

14.
Termination.    To the extent the Company, through its Compensation Committee Chairman, provides a consent pursuant to Section 12(c), the Company's payment obligations under this Agreement shall cease as of the date of such consent.

  Company may terminate this Agreement for "cause". For purposes of this Agreement "cause" shall mean the Company's good faith determination that the Consultant or Consultant's employees has committed any of the following in breach of this Agreement: (1) failure to provide Services; (2) conduct that is materially injurious to Company or any of its affiliates; (3) fraud, theft or embezzlement or any other material act of dishonesty with respect to Company or its affiliates; (4) willful use or imparting of any confidential or proprietary information of Company or an affiliate; (5) a felony or crime involving moral turpitude; or (6) Consultant's employment with or performance of any work or services on behalf of any other company, person, or other entity, including any self-employment.. In the event that Company reasonably believes, in good faith, that Consultant has breached the Agreement, Company shall provide Consultant prior written notice of such alleged breach (the "Alleged Breach Notice"), which notice shall identify with reasonable particularity the basis for such belief, along with the provision of the Agreement that Company alleges has been breached. If Consultant disagrees with Company's belief as set forth in the Alleged Breach Notice, Consultant and the Chairman of the Compensation Committee, on Company's behalf, shall attempt in good faith to resolve the dispute within fourteen (14) business days of Consultant's receipt of the Alleged Breach Notice. If Consultant and Company are unable to definitively resolve the dispute and Company, in good faith, maintains its position that Consultant has breached the Agreement, Company shall promptly send a second notice to Consultant (the "Notice of Breach"). If Consultant does not cure such alleged breach within five (5) business days of receipt of the Notice of Breach, Company may take any action at law or in equity that it may otherwise have against Consultant, including terminating the Agreement, and paying to Consultant the pro-rata amount due for Services performed as of the date of termination. Except for such payment, Company's payment obligations under this Agreement shall cease.

  If this Agreement is terminated, the provisions of Sections 2, 6, 7, 8, 9, 11, 12 (but not Section 12(c)), 13, 17, 18, 19, 20, and 21 shall survive and be enforceable by either party to this Agreement.

15.
Assignment.    Neither this Agreement nor any rights or obligations created hereby may be assigned by either party and any attempt to do so shall be void, provided, however, Company may freely assign this Agreement to Company affiliates and subsidiaries and in connection with a change in control of Company.

16.
Notice.

A.
Whenever under the provisions of this Agreement it shall be necessary or desirable for one party to serve any notice, request, demand, report or other communication on another party, the same shall be in writing and shall be served (i) personally; (ii) by independent, reputable, overnight commercial carrier; or (iii) by electronic transmission where the sender is able to obtain verification of receipt and review, and where the electronic transmission is immediately followed by service of the original of the subject item in the manner provided in clause (i), or (ii) hereof; addressed as follows:

If to Company:	Level 3 Communications, LLC Attn: Chief Legal Officer 1025 Eldorado Blvd. Broomfield, CO 80021 Facsimile (720) 888-5127
If to Consultant:	Hobbs Management, LLC Attn: John N. Hobbs 1845 Sugarloaf Club Drive Duluth, GA 30097
  B.
  Any party may, from time to time, by notice in writing served upon the other party as aforesaid, designate an additional and/or a different mailing address or an additional and/or a different person to whom all such notices, requests, demands, reports and communications are thereafter to be addressed. Any notice, request, demand, report or other communication served personally shall be deemed delivered upon receipt, if received by independent courier shall be deemed delivered on the date of receipt as shown by the addressee's registry or certification receipt or on the date receipt at the appropriate address, as shown on the records or manifest of the independent courier, and if served by facsimile transmission shall be deemed delivered on the date of receipt as shown on the received facsimile (provided the original is thereafter delivered as aforesaid).

17.
Affiliates.    All representations, covenants and agreements of Consultant and/or John N. Hobbs set forth in this Agreement made to or for the benefit or protection of Company shall also benefit and protect, with equal force and effect, all affiliates of Company.

18.
Authority.    Consultant shall have no authority to legally bind Company or its affiliates to any liability or obligation whatsoever. Consultant shall advise all persons and entities with whom he communicates on behalf of Company that Consultant is only a consultant and has no authority to bind Company or its affiliates.

19.
Entire Agreement.    The foregoing constitutes the entire agreement between the parties relating to the subject matter hereof, and supersedes all prior understandings, agreements and documentation relating to the subject matter hereof. This Agreement may be amended only by an instrument executed by Company and Consultant.

20.
Severability.    If any provision of this Agreement is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

21.
Governing Law.    This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado.

LEVEL 3 COMMUNICATIONS, LLC
By:	/s/ Thomas C. Stortz
Name:	Thomas C. Stortz
Title:	Executive Vice President
HOBBS MANAGEMENT, LLC
By:	/s/ John N. Hobbs
Name:	John N. Hobbs
Title:	Partner

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  Exhibit 10.34
CONSULTING AGREEMENT